EXHIBIT 16.1

April 29, 2013

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549-7561

Re: Infinity Energy Resources, Inc.

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 24, 2013, to be filed by our former client, Infinity Energy Resources, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Yours truly,

/s/ EKS&H LLLP